Exhibit 10.3.1
VISTEON CORPORATION 2020 INCENTIVE PLAN
PERFORMANCE STOCK UNIT GRANT AGREEMENT
    Visteon Corporation, a Delaware corporation (the “Company”), subject to the terms of the Visteon Corporation 2020 Incentive Plan (the “Plan”) and this performance stock unit agreement (this “Agreement”), hereby grants to Participant Name, Global ID Employee ID, (the “Participant”), performance stock units in the form of performance-based restricted stock units (“Performance Stock Units”) pursuant to Section 6 of the Plan, as further described herein. For purposes of this Agreement, “Employer” means the entity (the Company or a Subsidiary) that employs the Participant. All capitalized words not defined in this Agreement have the meanings assigned to them in the Plan.
1.Grant of Performance Stock Units, Target Award.
(a)The Company hereby grants to the Participant Number of Awards Granted Performance Stock Units with a grant value of Grant Custom 1 per unit, effective as of Grant Date (the “Grant Date”) under Section 6 of the Plan, and subject to the restrictions set forth in this Agreement. The Performance Stock Units represent a target number of shares of the Company’s common stock (“Stock”) to be paid (the “Target Award”) if the Company’s “Total Shareholder Return” (as defined below, “TSR”) results during the “Performance Period” (as defined below) relative to returns of similar companies is at the 55th percentile. The actual number of shares of Stock to be transferred to the Participant, if any (the “Final Award”), may be earned up to 200% of the Target Award opportunity, or as low as zero, based on the Company’s TSR performance percentile within the “TSR Peer Group” (as defined below) and upon satisfaction of the conditions to vesting set forth below in this Agreement. In the event of certain corporate transactions, the number of Performance Stock Units covered by this Agreement may be adjusted by the Committee as further described in Section 3 of the Plan. Electronic acceptance of this Agreement through the third party designee must be made within 90 days of the Grant Date (by Accept By Date); otherwise the award in its entirety will be forfeited.
(b)For purposes of this Agreement, the “Performance Period” means March 1, 2023 through February 28, 2026.
(c)For purposes of this Agreement, “Total Shareholder Return” (or “TSR”) is calculated by dividing the “Closing Average Share Value” (as defined below) by the “Opening Average Share Value” (as defined below).
(i)The term “Closing Average Share Value” means the average value of the common stock for the trading days during the 20 trading days ending on the last trading day of the Performance Period, which shall be calculated as follows: (A) determine the closing price of the common stock on each trading date during the 20-day period, (B) multiply each closing price as of that trading date by the applicable share number described below, and (C) average the amounts so determined for the 20-day period. The Closing Average Share Value shall take into account any dividends on the common stock for which the ex-dividend date occurred during the Performance Period, as if the dividend amount had been reinvested in common stock at the closing price on the ex-dividend date. The share number in clause (B) above, for a given trading day, is the sum of one share plus the cumulative number of shares deemed purchased with such dividends. Notwithstanding the foregoing, if the Closing Average Share Value is calculated as of a Change in Control, then the Closing Average Share Value shall be based on the 20-day period ending immediately prior to the Change in Control.
(ii)The term “Opening Average Share Value” means the average value of the common stock for the trading days during the 20 trading days ending on the last trading day prior to the beginning of the Performance Period, which shall be calculated as follows: (A) determine the closing price of the common stock on each trading date during the 20-day period, (B) multiply each closing price as of that trading date by the applicable share number described below, and (C) average the amounts so determined for the 20-day period. The Opening Average Share Value shall take into account any dividends on the common stock for which the ex-dividend date occurred during the 20-day period, as if the dividend amount had been reinvested in common
Rev. 01/2023

stock at the closing price on the ex-dividend date. The share number in clause (B) above, for a given trading day, is the sum of one share plus the cumulative number of shares deemed purchased with such dividends.
(d)For purposes of this Agreement, the “TSR Peer Group” includes the following 17 companies (and Visteon Corporation):
Adient PLC Cooper-Standard Holdings LCI Industries
American Axle &Mfg Holdings Dana Incorporated Lear Corporation
Aptiv PLC            Denso Corporation Magna International Inc.
Autoliv, Inc.         Faurecia S.E.     Modine Manufacturing Company
BorgWarner Inc.         Gentex Corporation     Valeo SE
Continental Gentherm Incorporated
(e)TSR Peer Group Adjustments.
(a)If a TSR Peer Group company becomes bankrupt, the bankrupt company will remain in the TSR Peer Group positioned at one level below the lowest performing non-bankrupt TSR Peer Group company. In the case of multiple bankruptcies, the bankrupt companies will be positioned below the non-bankrupt companies in reverse chronological order by bankruptcy date.
(b)If a TSR Peer Group company is acquired by another company, the acquired TSR Peer Group company will be removed from the TSR Peer Group.
(c)If a TSR Peer Group company sells, spins-off, or disposes of a portion of its business, the selling TSR Peer Group company will remain in the TSR Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of the company’s total assets during the Performance Period in which case it will be removed.
(d)If a TSR Peer Group company acquires another company, the acquiring TSR Peer Group company will remain in the TSR Peer Group for the Performance Period.
(e)If a TSR Peer Group company is delisted on all major stock exchanges, such delisted TSR Peer Group company will be removed from the TSR Peer Group.
(f)If the Company’s and/or any TSR Peer Group company’s stock splits, such company’s performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other companies.
2.TSR Achievement, Percentage Earned, Vesting, Effect of Change in Control.
(a)The Participant’s rights to the Target Award will be based on the Participant’s continued employment and the extent to which TSR is achieved for the Performance Period. Awards can be “Earned” (meaning available for potential vesting) up to 200% of the Target Award opportunity based on the Company’s TSR performance percentile within the TSR Peer Group as follows (award payouts for performance between the percentiles specified below is determined based on straight-line interpolation):
(a)0% of the target award if at less than 25th percentile,
(b)35% of the target award if at the 25th percentile,
(c)100% of the target award if at the 55th percentile,
(d)200% of the target award if at the 80th percentile or higher.
However, if the Company’s TSR is negative for the Performance Period, the Target Award Earned cannot be greater than 100%, regardless of the ranking above.

(b)If the Participant remains in the employ of the Employer through February 28, 2026, the percentage of the Target Award Earned for the Performance Period will vest on that date.
(c)If a Change in Control (as defined in the Plan) occurs before February 28, 2026, (x) the Performance Period will be deemed to have been terminated immediately before the Change in Control, and (y) the Performance Stock Units Earned as of the date of the Change in Control will be converted into time vesting Restricted Stock Units that will vest on February 28, 2026 if the Participant remains in the employ of the Company through that date (the “Converted Restricted Stock Units”) and, in addition, the following rules will apply:
(i)Unless forfeited earlier pursuant to Paragraph 3, if the Converted Restricted Stock Units are not assumed, converted or replaced by the acquirer or other continuing entity, the Converted Restricted Stock Units will become fully vested immediately before the Change in Control (and any remainder of the Target Award will be forfeited).
(ii)If (A) the Converted Restricted Stock Units are assumed, converted or replaced by the acquirer or other continuing entity and (B) the Participant’s employment is terminated within 24 months following the Change in Control by the Employer without Cause (other than by reason of death or disability) or as otherwise set forth in any change in control agreement, the Converted Restricted Stock Units will become fully vested immediately upon the termination of the Participant’s employment (and any remainder of the Target Award will be forfeited).
(iii)If (A) the Converted Restricted Stock Units are assumed, converted or replaced by the acquirer or other continuing entity and (B) the Participant’s employment continues beyond the date that is 24 months after the Change in Control, the Converted Restricted Stock Units will vest, if at all, in accordance with Paragraph 2(b), subject to Paragraph 3.
3.Termination of Employment.
(a)Except as set forth in Paragraph 2(c)(ii) or in the remaining provisions of this Paragraph 3 or as otherwise determined by the Committee, the Participant’s rights to receive any portion of the Target Award will be cancelled immediately and without notice to the Participant, and no Final Award will be made, if the Participant terminates employment with the Employer before February 28, 2026. A transfer or assignment of employment to a company that is owned at least 50% directly or indirectly by the Company shall not be deemed a termination of employment solely for purposes of Performance Stock Units covered by this Agreement.
(b)Notwithstanding the provisions of Paragraph 3(a), if the Participant is placed on an approved leave of absence, with or without pay, the Participant will continue to be eligible to receive the Final Award as if the Participant was actively employed during any period of the leave.
(c)Notwithstanding the provisions of Paragraph 3(a), if the Participant’s employment with the Employer is terminated by reason of disability (for U.S. employees, as defined in the Company’s long-term disability plan and for employees outside of the U.S. as determined by the Employer’s long-term disability policy or by the Committee or its delegate in its sole discretion), death, “retirement” (as defined below) or involuntary termination by the Employer without “Cause” (as defined below), and either (x) the Participant had remained in the employ of the Employer for at least 180 days following the Grant Date before the termination of the Participant’s employment with the Employer, or (y) the Change in Control has occurred before the termination of employment, the Participant will be entitled to a “Pro Rata Part” of the “Full Period Award” (as those terms are defined below) for those units that do not vest upon that termination pursuant to Paragraph 2(c)(ii). For these purposes:
(i)the “Full Period Award” means that percentage of the Target Award for the Performance Period that would have been Earned as of February 28, 2026 and vested as of February 28, 2026 if the Participant had remained in the employ of the Company through February 28, 2026; and

(ii)“Pro Rata Part” means a fraction, the numerator of which is the number of days between the Grant Date and the date of the termination of the Participant’s employment and the denominator of which is the number of days from the Grant Date to February 28, 2026.
(d)For purposes of this Agreement, “retirement” shall mean the Participant’s voluntary termination of employment either (1) after attaining age 60 and completion of 5 years of continuous service, (2) after attaining age 55 and completion of 10 years of continuous service, or (3) after completion of at least 30 years of continuous service, regardless of age.
(e)For purposes of this Agreement, the term “Cause” shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Employer (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by (A) if the Participant is an executive officer of the Company, the Board of Directors of the Company, or (B) if the Participant is not an executive officer of the Company, the head of the Company’s global human resources department, which demand specifically identifies the manner in which the Employer believes that the Participant has not substantially performed the Participant’s duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company.
(f)For purposes of the Performance Stock Units, the Participant’s employment is considered terminated as of the earlier of (a) the date the Participant’s employment with the Employer is terminated; (b) subject to Paragraph 3(b), the date on which the Participant ceases to provide active service to the Employer; or (c) the date on which the Participant receives a notice of termination of employment (in all cases, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service contract, if any). The Participant’s rights to participate in the Plan will not be extended by any notice period (e.g., service would not include any contractual notice or any period of “garden leave” or period of pay in lieu of such notice required under any employment law in the country where the Participant works or resides (including, but not limited to, statutory law, regulatory law and/or common law)). The Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Performance Stock Units.
4.Payment of Final Award.
(a)The Committee will determine the amount of the Final Award with respect to the Performance Period, and the Participant will receive shares of Stock in settlement of the Final Award, (i) on a date to be selected by the Company between February 28 and May 15, 2026 (if the Final Award vests on February 28, 2026) or (ii) in any other case in which the Participant terminates employment and is entitled to accelerated vesting under Paragraph 2(c), within ten days thereafter, except to the extent that Code Section 409A(a)(2)(B)(i) requires that payment be postponed six months and one day after the date of the Participant’s “separation from service” (the “Settlement Date”). Notwithstanding the foregoing, the Company may, in its sole discretion and to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(ix)(B), terminate this Agreement and pay the Participant’s Final Award on a Settlement Date upon the occurrence of, or within 30 days before, upon or within twelve months after any Change in Control that constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
(b)The number of shares of Stock delivered to the Participant will equal the number of shares included in the Final Award, less applicable withholding and brokerage fees associated with the sale of any shares of Stock to pay applicable withholding. Any shares of Stock will be issued in book-entry form, registered in the Participant’s name or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be. The Company will not deliver any fractional share of Stock and the Committee shall determine, in its discretion, whether cash equal to the Fair Market Value of such fractional share shall be given in lieu of fractional shares or whether some other more administratively feasible mechanism will be utilized. Notwithstanding the foregoing, in certain jurisdictions as stated in the Addendum to this grant agreement, the Committee may direct that in lieu of settlement through delivery of shares of Stock, the Participant’s Final Award will be settled by a single lump sum cash payment equal to the number of shares of Stock that would otherwise be issued in settlement of the Final Award multiplied by the Fair Market Value of a share of Stock, less applicable withholding taxes. All Performance Stock Units that have become vested and are settled will be cancelled.
(c)The Company may retain the services of a third-party administrator to perform administrative services in connection with the Plan. To the extent the Company has retained such an administrator, any reference to the Company will be deemed to refer to any such third-party administrator retained by the Company, and the Company may require the Participant to exercise the Participant’s rights under this Agreement only through such third-party administrator.
5.Dividend Equivalents.
On each record date during the Grant Date through the Settlement Date, the Participant shall receive, with respect to each Performance Stock Unit, an additional number of Performance Stock Units equal to the number that such Participant would have received if the Participant had been the holder of record of one share of Stock and had reinvested any cash dividend paid on such share of Stock into Performance Stock Units (at the Fair Market Value of a share of Stock on the later of (i) the date the dividend is paid and (ii) the ex-dividend date) subject to the same terms and conditions as the Performance Stock Units granted herein. For the avoidance of doubt, in no event shall dividend equivalents with respect to a Performance Stock Unit be paid to the Participant unless and until the underlying Performance Stock Unit vests, and if such Units are forfeited, the Participant shall have no right to such dividend equivalents.
6.Responsibility for Taxes; Withholding.
(a)Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant, or deemed applicable to the Participant, even if technically due by the Company or a Subsidiary, is and remains the Participant’s sole responsibility. Furthermore, the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including the grant of the Performance Stock Units, the vesting of the Performance Stock Units, the subsequent sale of any shares of Stock acquired pursuant to this Agreement and the receipt of any dividend equivalents or dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Performance Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items. Further, if the Participant becomes subject to taxation in more than one country between the date the Performance Stock Units are granted and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
(b)The Company and/or the Employer may satisfy its obligation to withhold Tax-Related Items associated with the Performance Stock Units by withholding a number of Performance Stock Units or shares of Stock having a Fair Market Value, as determined by the Committee, approximately equal to the amount required to be withheld, provided that the withholding rates the Company applies do not exceed the maximum statutory tax rates in the Participant’s applicable jurisdiction(s). The Participant shall be deemed to have been issued the full number of shares of Stock subject to the Performance Stock Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Performance Stock

Units. The Participant will have no further rights with respect to any shares of Stock that are withheld by the Company pursuant to this provision. The Committee shall determine, in its discretion, whether cash shall be given in lieu of any fractional Performance Stock Unit remaining after the withholding requirements are satisfied equal to the Fair Market Value of such fractional share or whether some other more administratively feasible mechanism will be utilized. The Participant also authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items from the Participant’s wages or other cash compensation paid to the Participant by the Company or Employer or from proceeds of the sale of shares of Stock. Finally, the Participant shall pay to the Company any amount of Tax-Related Items that the Company or Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described.
(c)Dividend equivalents paid on Performance Stock Units are subject to applicable withholding of Tax-Related Items as described in Paragraph 6(b).
(d) This Performance Stock Unit is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Code, and the regulations and other guidance promulgated thereunder (“409A”). Notwithstanding the foregoing or any other provisions of this Agreement or the Plan to the contrary, if the Performance Stock Unit is subject to the provisions of 409A (and not exempted therefrom), the provisions of this Agreement and the Plan shall be administered, interpreted and construed in a manner necessary to comply with 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payment or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of 409A, the Participant agrees that the Company may, without the consent of the Participant, modify this Agreement to the extent and in the manner the Company deems necessary or advisable in order either to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of 409A or to provide such payments or benefits in a manner that complies with the provisions of 409A such that they will not be subject to the imposition of taxes and/or interest thereunder. If, at the time of the Participant’s separation from service (within the meaning of 409A), (i) the Participant shall be a specified employee (within the meaning of 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of 409A) the settlement of which is required to be delayed pursuant to the six-month delay rule set forth in 409A in order to avoid taxes or penalties under 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date, but shall instead settle it, without interest, on the first business day of the month after such six-month period. Notwithstanding the foregoing, the Company makes no representation and/or warranties with respect to compliance with 409A, and the Participants recognizes and acknowledges that 409A could potentially impose upon the Participant certain taxes and/or interest charges for which the Participant is and shall remain solely responsible.
7.Conditions on Award.
(a)Notwithstanding anything herein to the contrary, the Committee may cancel an award of Performance Stock Units, and may refuse to settle the Final Award, if before a Change in Control and during the period from the date of the Participant's termination of employment from the Employer to the date of settlement of the Final Award, the Committee determines that the Participant has either (i) refused to be available, upon request, at reasonable times and upon a reasonable basis, to consult with, supply information to and otherwise cooperate with the Company or its Subsidiaries with respect to any matter that was handled by the Participant or under the Participant's supervision while the Participant was in the employ of the Employer or (ii) engaged in any activity in violation of any non-competition and/or non-solicitation covenants.
(b)Notwithstanding anything herein to the contrary, any Performance Stock Unit granted hereunder will be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (i) any Company claw-back or recoupment policy that is adopted to comply with the requirements of any applicable laws, rules or regulations, or otherwise, or (ii) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street

Reform and Consumer Protection Act, or other applicable law, regulation or stock exchange listing requirement, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to the Performance Stock Unit and recovery of amounts relating thereto. By accepting this Performance Stock Unit, the Participant agrees and acknowledges that the Participant is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup this Performance Stock Unit or amounts paid under this Performance Stock Unit subject to claw-back pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup this Performance Stock Unit or amounts paid hereunder from the Participant’s accounts, or pending or future compensation awards that may be made to the Participant.
8.Non-transferability.
The Participant has no right to sell, assign, transfer, pledge, or otherwise alienate the Performance Stock Units, and any attempted sale, assignment, transfer, pledge or other conveyance will be null and void.
9.Securities Law Restrictions.
(a)If the Participant is resident outside of the United States, the grant of Performance Stock Units is not intended to be a public offering of securities in the Participant’s country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and this grant of Performance Stock Units is not subject to the supervision of the local securities authorities.
(b)Notwithstanding anything herein to the contrary, the Committee, in its sole and absolute discretion, may delay transferring shares of Stock to the Participant or the Participant’s beneficiary in settlement of the Final Award or may impose restrictions or conditions on the Participant’s (or any beneficiary’s) ability to directly or indirectly sell, hypothecate, pledge, loan, or otherwise encumber, transfer or dispose of the shares of Stock, if the Committee determines that such action is necessary or desirable for compliance with any applicable state, federal or non-U.S. law, the requirements of any stock exchange on which the Stock is then traded, or is requested by the Company or the underwriters managing any underwritten offering of the Company’s securities pursuant to an effective registration statement filed under the Securities Act of 1933.
10.Limited Interest.
(a)The grant of the Performance Stock Units will not be construed as giving the Participant any interest other than as provided in this Agreement. The Participant’s Performance Stock Units constitutes an unsecured promise by the Company to pay the Participant one share of Stock on the settlement of vested and earned Performance Stock Units. As the holder of Performance Stock Units, the Participant has only the rights of a general unsecured creditor of the Company. The Company will credit the Performance Stock Units to a book-keeping account in the name of the Participant, but no assets of the Company will be held or set aside as security for the obligations of the Company hereunder. The Participant will have no voting rights or any other rights as a shareholder as a result of the grant or vesting of the Performance Stock Units unless and until shares of Stock are issued in settlement of the Final Award.
(b)The grant of the Performance Stock Units will not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger, consolidation or business combination of the Company, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred stock or other instrument ahead of or affecting the stock or the rights of the holders thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other Company act or proceeding, whether of a similar character or otherwise.

11.Nature of Grant.
In accepting the Performance Stock Units, the Participant acknowledges and agrees that:
(1)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(2)the grant of Performance Stock Units is a one-time benefit and does not create any contractual or other right to receive future grants of Performance Stock Units, benefits in lieu of Performance Stock Units, or other benefits in the future, even if Performance Stock Units have been granted repeatedly in the past;

(3)all decisions with respect to future grants of Performance Stock Units, if any, and their terms and conditions, will be made by the Company, in its sole discretion;

(4)nothing contained in this Agreement is intended to create or enlarge any other contractual obligation between the Company or any of its Subsidiaries and the Participant;

(5)the Participant is voluntarily participating in the Plan;

(6)the grant of the Performance Stock Units will not confer on the Participant any right to continue as an employee or continue in service of the Employer, nor interfere in any way with the right of the Employer to terminate the Participant's employment at any time;

(7)the grant of Performance Stock Units will not be interpreted to form an employment or service contract or relationship with the Company or any of its Subsidiaries;

(8)the Performance Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and are outside the scope of the Participant’s employment contract, if any;

(9)the Performance Stock Units are not intended to replace any pension rights or compensation;

(10)the Performance Stock Units are not part of the Participant’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance resignation, termination, redundancy, dismissal, end-of-services payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits, or similar payments and in no event should they be considered as compensation for, or relating in any way to past services for the Company or any of its Subsidiaries or Affiliates;

(11)the future value of the shares of Stock underlying the Performance Stock Units is unknown and cannot be predicted with certainty;

(12)in consideration of the Performance Stock Unit, no claim or entitlement to compensation or damages shall arise from the Performance Stock Unit resulting from termination of the Participant’s employment (for any reason whatsoever) and the Participant irrevocably releases the Company and any of its Subsidiaries or Affiliates from any such claim that may arise; if such claim is found by a court of competent jurisdiction to have arisen, then by signing or electronically accepting this Agreement, the Participant shall be deemed to have waived the Participant’s entitlement to pursue such claim;

(13)unless otherwise provided in the Plan or by the Company in its discretion, the Performance Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock;

(14)unless otherwise agreed with the Company, the Performance Stock Units and the shares of Stock subject to the Performance Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary; and

(15)neither the Company nor any of its Subsidiaries or Affiliates shall be liable for any change in the value of the Performance Stock Units, the amount realized upon settlement of the Final Award or the amount realized upon a subsequent sale of any shares of Stock acquired upon settlement of the Final Award, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate.

12.Data Privacy.
The Company and the Employer hold and control certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g., resident registration number), salary, nationality, tax jurisdiction, job title, any shares of Stock or directorships held in the Company, details of all options, Restricted Stock Units, Performance Stock Units or any other entitlement to shares of Stock or units awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan (“Data”).
The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its Subsidiaries may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Company will protect the Data by insuring that any such recipients have entered into an agreement to hold or process such Data in compliance with the E.U. Model Clauses or similar legislation of the country where the Participant resides, and will receive, possess, use, retain and transfer the Data, in electronic or other form, solely for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Stock on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any shares of Stock acquired pursuant to the Plan. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.
Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke the Participant’s consent, the Participant’s employment status with the Employer will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to grant Performance Stock Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Participant’s local human resources representative.
The Participant may, at any time, exercise the Participant’s rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of Data, (b) verify the content, origin and accuracy of Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of Data, (d) oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant’s participation in the Plan, and (e) withdraw the Participant’s consent to the collection, processing or transfer of Data as provided hereunder (in which case the Performance Stock Units will be null and void). The Participant may seek to exercise these rights by contacting the Participant’s local human resources representative.
Finally, upon request of the Company or the Employer, the Participant agrees to provide an executed data privacy consent form to the Company and/or the Employer (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that he or she will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
13.Insider Trading/Market Abuse Laws.
By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). The Participant further acknowledges that, depending on the Participant’s or the broker’s country of residence or where the shares of Stock are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws that may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Performance Stock Units) or rights linked to the value of shares of Stock, during such times the Participant is considered to have “inside information” regarding the Company as defined by the laws or regulations in the Participant’s country. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before he or she possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. The Participant understands that third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and that the Participant should therefore consult his or her personal advisor on this matter.
14.Foreign Asset/Account Reporting and Exchange Control Requirements.

The Participant acknowledges that the Participant’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Participant’s ability to acquire or hold shares of Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Stock or sales proceeds from the sale of shares of Stock) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.
15.Imposition of Other Requirements.
The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company or any of its Subsidiaries determine it necessary or advisable to comply with local laws, rules and/or regulations or to facilitate the operation and administration of the Performance Stock Units and the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Participant agrees to take any and all actions, and consents to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant’s country. In addition, the Participant agrees to take any and all actions as may be required to comply with the Participant’s personal obligations under local laws, rules and regulations in the Participant’s country.
16.Addendum.
This grant of Performance Stock Units shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the Participant’s country of residence or employment, if different. Moreover, if the Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s relocation). The Addendum constitutes part of this Agreement.
17.Electronic Delivery of Award Agreement.
The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
18.Language.
The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is proficient in the English language, so as to enable the Participant to understand the provisions of this Agreement and the Plan. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying shares of Stock. The Participant should consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
20.Confidentiality.
(a)    The Participant acknowledges and agrees that the Participant’s position and employment by the Company has required, and will continue to require, that the Participant have access to, and knowledge of, valuable and sensitive information relating to the Company and its business including, but not limited to, information relating to its products and product development; pricing; engineering and design specifications; trade secrets; customers; suppliers; employees; unique and/or proprietary software and source code; and marketing plans (collectively, “Confidential Information”).

(2)The Participant acknowledges and agrees that the Participant will keep in strict confidence, and will not, directly or indirectly, at any time during or after the Participant’s employment with the Company, disclose, furnish, disseminate, make available or use Confidential Information of the Company or its customers or suppliers, without limitation as to when or how the Participant may have acquired such information, other than in the proper performance of the Participant’s duties to the Company, unless and until such Confidential Information is or shall become general public knowledge through no fault of the Participant.
(3)Nothing contained in this Agreement shall limit the Participant’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other U.S. federal, state or local and/or non U.S. governmental agency or commission (“Government Agencies”). Furthermore, this Agreement does not limit the Participant’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other Company confidential information, without notice to the Company. This Agreement also does not limit the Employee’s right to receive an award for information provided to any Government Agencies. Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
21.Non-Competition and Non-Solicitation.
(a)    For purposes of this Agreement, “Competition” by the Participant means engaging in, or otherwise directly or indirectly being employed by or acting as a consultant to, or being a director, officer, employee, principal, agent, shareholder, member, owner or partner of, anywhere in the world that competes, directly or indirectly, with the Company in the Business; provided, however, it shall not be a violation of this Agreement for the Participant to become the registered or beneficial owner of up to five percent (5%) of any class of share of any entity in Competition with the Company that is publicly traded on a recognized domestic or foreign securities exchange, provided that the Participant does not otherwise participate in the Business of such corporation.
(b)    For purposes of this Agreement, “Business” means the creation, development, manufacture, sale, promotion and distribution of vehicle electronics, transportation components, integrated systems and modules, electronic technology and other products and services that the Company engages in, or is preparing to become engaged in, at the time of the Participant’s termination.
(c)    The Participant agrees that, during the Participant’s employment and for 12 months after the termination of the Participant’s employment by the Participant or by the Employer or Company for any reason other than by reason of involuntary without Cause, the Participant will not directly or indirectly (i) engage in Competition with the Company; (ii) solicit for the Participant’s benefit or the benefit of any other person or entity, business of the same or of a similar nature to the Business from any customer that is doing business with the Company or that did business with the Company in the six months before the termination of the Participant’s employment; or (iii) solicit for the Participant’s benefit or the benefit of any other person or entity from any known potential customer of the Company, business of the same or of a similar nature to the Business.
(d)     The Participant agrees that, during the Participant’s employment and for 12 months after the termination of the Participant’s employment by the Participant or by the Employer or Company for any reason, the Participant will not directly or indirectly: (i) interfere with the Business of the Company, including, but not limited to, with respect to any relationship or agreement between the Company and any supplier to the Company during the period of the Participant’s employment; or (ii) solicit for the

Participant’s benefit or the benefit of any other person or entity, the employment or services of, or hire or engage, any individual who was employed or engaged by the Company during the period of the Participant’s employment.
(e)     The Participant acknowledges that the Company would suffer irreparable harm if the Participant fails to comply with Paragraph 20 or 21 of this Agreement, and that the Company would be entitled to any appropriate relief, including money damages, equitable relief and attorneys' fees. The Participant further acknowledges that enforcement of the covenants in Paragraph 21 is necessary to ensure the protection and continuity of the business and goodwill of the Company and that, due to the proprietary nature of the Business of the Company, the restrictions set forth in Paragraph 21 are reasonable as to geography, duration and scope.
22.Jurisdiction and Venue.
The parties agree that enforcement of this Agreement, including any legal actions for breach of this Agreement, may only be brought in a state or federal court located in Oakland County or Wayne County, Michigan, U.S.A. or, at the Company’s or Employer’s discretion, in the jurisdiction in which the Participant is located. The parties expressly agree that Michigan state and federal courts may properly exercise personal jurisdiction over them in any such litigation, and hereby waive any objections to personal jurisdiction and venue in: (a) any Michigan state court located in Wayne County or Oakland County, Michigan; (b) the United States District Court for the Eastern District of Michigan; or (c) at the Company’s or Employer’s discretion, in the jurisdiction in which the Participant is located.
23.Incorporation by Reference.
The terms of the Plan are expressly incorporated herein by reference. In the event of any conflict between this Agreement and the Plan, the Plan will govern.
24.Governing Law.
This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, U.S.A. without reference to any conflict of laws principles thereof.

25.Severability.
In the event any provision of the Agreement is held unenforceable, illegal or invalid for any reason, the unenforceability, illegality or invalidity will not affect the remaining provisions of the Agreement, and the Agreement will be construed and enforced as if the unenforceable, illegal or invalid provision has not been inserted, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
26.Waiver.
The waiver by the Company with respect to the Participant’s (or any other participant’s) compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
27.Binding Effect; No Third Party Beneficiaries.
This Agreement shall be binding upon and inure to the benefit of the Company and the Participant, and to each of their respective heirs, representatives, successors and permitted assigns. Neither the terms of this Agreement nor the Plan shall confer any rights or remedies upon any person other than the Company and the Participant and to each of their respective heirs, representatives, successor and permitted assigns.
28.Amendment.
This Agreement may not be amended, modified, terminated or otherwise altered except by the written consent of Visteon Corporation and the Participant.
29.Counterparts.
    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

ADDENDUM TO
THE PERFORMANCE STOCK UNIT GRANT AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS
    Capitalized terms used but not defined in this Addendum have the meanings set forth in the Plan and/or in the Agreement.
TERMS AND CONDITIONS
This document (the “Addendum”) includes additional terms and conditions that govern the Performance Stock Units granted under the Plan if the Participant works and/or resides in one of the countries or jurisdictions listed below. If the Participant is a citizen or resident of a country other than the one in which the Participant currently is residing and/or working, transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant (or, in the event of the Participant’s relocation, the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate such relocation).
NOTIFICATIONS
This document also includes information regarding certain issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2022. Such laws are often complex and change frequently. As a result, the Participant should not rely on the information noted in this document as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the Participant vests in Performance Stock Units or sells shares or Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant currently is residing and/or working, transfers employment and/or residency after the Grant Date or is considered a resident of another country for local law purposes, the notifications contained herein may not apply to the Participant.
European Union (“EU”) / European Economic Area (“EEA”) and the United Kingdom
Data Privacy. If the Participant resides and/or performs services in the EU/EEA or the United Kingdom, Paragraph 12 of the Agreement shall be replaced with the following:
The Company, with its registered address at One Village Center Drive, Van Buren Township, Michigan 48111, U.S.A., is the controller responsible for the processing of the Participant’s personal data by the Company and the third parties noted below.
(1)Data Collection and Usage. Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes and uses certain personally-identifiable information about the Participant for the legitimate interest of implementing, administering and managing the Plan and generally administering equity awards; specifically, including the Participant’s name, home address, email address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Stock or directorships held in the Company, and details of all Performance Stock Units, options or any other entitlement to shares of Stock awarded, canceled, exercised, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Data”). In granting the Performance Stock Units under the Plan, the Company will collect Personal Data for purposes of allocating shares of Stock and implementing, administering and managing the Plan. The Company’s legal basis for the collection, processing and use of Personal Data is the necessity of the processing for the Company to perform its contractual obligations under this Agreement and the Plan and the Company’s legitimate business interests of managing the Plan, administering employee equity awards and complying with its contractual and statutory obligations.

(2)Stock Plan Administration Service Provider. The Company transfers Personal Data to Fidelity Stock Plan Services, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Personal Data with another company that serves in a similar manner. The Company’s service provider will open an account for the Participant to receive and trade shares of Stock. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to the Participant’s ability to participate in the Plan. The processing of Personal Data will take place through both electronic and non-electronic means. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Plan.

(3)International Data Transfers. The Company and its service providers are based in the United States. The Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, an appropriate level of protection can be achieved by implementing safeguards such as the Standard Contractual Clauses adopted by the EU Commission. Personal Data will be transferred from the EU/EEA to the Company and onward from the Company to any of its service providers based on the EU Standard Contractual Clauses. The Participant may request a copy of such appropriate safeguards by contacting his or her local human resources department.

(4)Data Retention. The Company will use Personal Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including tax and securities laws. When the Company no longer needs Personal Data, the Company will remove it from its systems. If the Company keeps Personal Data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

(5)Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s country. For example, the Participant’s rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) request rectification of incorrect Personal Data, (iii) request deletion of Personal Data, (iv) place restrictions on processing of Personal Data, (v) lodge complaints with competent authorities in the Participant’s country, and/or (vi) request a list with the names and addresses of any potential recipients of Personal Data. To receive clarification regarding the Participant’s rights or to exercise the Participant’s rights, the Participant may contact his or her local human resources department.
Brazil
Form of Settlement. Unless otherwise determined by the Committee, the Final Award shall be settled in the form of a cash payment.
Labor Law Acknowledgment. The Participant agrees that (i) the benefits provided under the Agreement and the Plan are the result of commercial transactions unrelated to the Participant’s employment; (ii) the Agreement and the Plan are not part of the terms and conditions of your employment; and (iii) the income from the vesting of the Performance Stock Units, if any, is not part of the Participant’s remuneration from employment.
Nature of Grant. This provision supplements Section 11 of the Agreement:
By accepting the Performance Stock Units, the Participant agrees that (i) the Participant is making an investment decision and (ii) the value of the underlying Shares is not fixed and may increase or decrease over the vesting period without compensation to the Participant.
Compliance with Law. By participating in the Plan, the Participant agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the vesting of the Performance Stock Units and any cash payment made under the Plan.
Bulgaria
No country-specific provisions.
Canada
Form of Settlement. Notwithstanding anything to the contrary in the Agreement or the Plan, the Performance Stock Units shall be settled only in shares of Stock (and may not be settled in cash).
Securities Law Notification. The Participant may not be permitted to sell shares of Stock acquired under the Plan within Canada. The Participant may only be permitted to sell or dispose of any shares of Stock acquired under the Plan if such sale or disposal takes place outside of Canada through the facilities of a stock exchange on which the shares of Stock are listed (i.e., the Nasdaq).
Forfeiture upon Termination. This provision supplements Section 3(f) of the Agreement:
For purposes of the Performance Stock Units, the Committee or its delegate may provide that the Participant’s termination will occur as of the date the Participant is no longer actually employed or otherwise rendering services to the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or otherwise rendering services or the terms of the Participant’s employment or other service agreement, if any). In such case, unless otherwise provided in the Agreement or extended by the Company, the Participant’s right to Earn and vest in the Performance Stock Units under the Plan, if any, will terminate as of such date (the “Termination Date”). The Termination Date will not be extended by any common law notice period. Notwithstanding the foregoing, however, if applicable employment standards legislation specifically requires continued entitlement to vesting during a statutory notice period, the Participant’s right to vest in the Performance Stock Units under the Plan, if any will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of the Participant’s minimum statutory notice period. In the event the date the Participant is no longer providing actual service cannot be reasonably determined under the terms of the Agreement and/or the Plan, the Committee or its delegate shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Performance Stock Units (including whether the Participant may still be considered to be providing services while on a leave of absence). Unless the Agreement or applicable employment standards legislation specifically requires, in the case of the Participant, the Participant will not Earn or be entitled to any pro-rated vesting for that portion of time before the date on which his service relationship is terminated (as determined under this provision), nor will the Participant be entitled to any compensation for lost vesting.
English Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir expressément souhaité que la convention, ainsi que tous les documents, avis et procédures judiciarise, exécutés, donnés ou intentés en vertu de, ou lié, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy: The following provision supplements Paragraph 12 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss and obtain all relevant information from all personnel, professional or non-professional, involved in the administration of the Plan. The Participant further authorizes the Company, the Employer and its other Subsidiaries or Affiliates to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company, the Employer and any other Subsidiary or Affiliate to record such information and to keep such information in the Participant’s employee file.
China
Form of Settlement. Unless otherwise determined by the Committee, the Final Award shall be settled in the form of a cash payment.
France
Type of Grant. The Performance Stock Units are not granted as “French-qualified” awards and are not intended to qualify for the special tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.
English Language. The parties to the Agreement acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Germany
No country-specific provisions.
India
No country-specific provisions.
Japan
No country-specific provisions.
Mexico
Commercial Relationship. The Participant expressly recognizes that the Participant’s participation in the Plan and the Company’s grant of the Performance Stock Units does not constitute an employment relationship between the Participant and the Company. The Participant has been granted the Performance Stock Units as a consequence of the commercial relationship between the Company and the Company’s Subsidiary in Mexico that employs the Participant (“Visteon-Mexico”) and Visteon-Mexico is the Participant’s sole employer. Based on the foregoing, (a) the Participant expressly recognizes the Plan and the benefits the Participant may derive from the Participant’s participation in the Plan does not establish any rights between the Participant and Visteon-Mexico, (b) the Plan and the benefits the Participant may derive from the Participant’s participation in the Plan are not part of the employment conditions and/or benefits provided by Visteon-Mexico, and (c) any modifications or amendments of the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with Visteon-Mexico.
Extraordinary Item of Compensation. The Participant expressly recognizes and acknowledges that the Participant’s participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Participant’s free and voluntary decision to participate in the Plan in accordance with the terms and conditions of the Plan, the Agreement and this Addendum. As such, the Participant acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Participant’s participation in the Plan at any time and without any liability. The value of the Performance Stock Units is an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any. The Performance Stock Units are not part of the Participant’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of Visteon-Mexico.
Securities Law Notification. The Performance Stock Units and shares of Stock offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, this Agreement and any other document relating to the Performance Stock Units may not be publicly distributed in Mexico. These materials are addressed to the Participant only because of his or her existing relationship with the Company and Visteon-Mexico and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Visteon-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Portugal
English Language. The Participant hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepts and agrees with the terms and conditions established in the Plan and the Agreement. O Participante, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e do Contrato.
Romania
No country-specific provisions.
Russia
Form of Settlement. Unless otherwise determined by the Committee, the Restricted Stock Units shall be settled in the form of a cash payment.

Slovakia
No country-specific provisions.
South Korea
No country-specific provisions.
Spain
Acknowledgement of Discretionary Nature of the Plan; No Vested Rights.
In accepting the grant of Performance Stock Units, the Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion granted Performance Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries or Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or Affiliates on an ongoing basis. Consequently, the Participant understands that the Performance Stock Units are granted on the assumption and condition that the Performance Stock Units and the shares of Stock acquired upon vesting of the Performance Stock Units shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referenced above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, the grant of the Performance Stock Units shall be null and void.
The Participant understands and agrees that, as a condition of the grant of the Performance Stock Units, the Participant’s termination of employment for any reason (including the reasons listed below) will automatically result in the loss of the Performance Stock Units to the extent the Performance Stock Units have not vested as of date that the Participant ceases active employment. In particular, unless otherwise provided in the Agreement, the Participant understands and agrees that any unvested Performance Stock Units as of the date the Participant ceases active employment will be forfeited without entitlement to the underlying shares of Stock or to any amount of indemnification in the event of the termination of employment by reason of, but not limited to, resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The Participant acknowledges that the Participant has read and specifically accepts the conditions referred to in the Agreement regarding the impact of a termination of employment on the Participant’s Performance Stock Units.
Securities Law Notification. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory under the Plan. The Plan, the Performance Stock Units, the Agreement, this Addendum and all other materials the Participant may receive regarding the Participant’s participation in the Plan have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

Taiwan
Securities Law Information. The Performance Stock Units and any shares of Stock to be issued pursuant to the Plan are available only for employees. The grant of Performance Stock Units is not a public offer of securities by a Taiwanese company.
Thailand
No country-specific provisions.
Tunisia
Form of Settlement. Unless otherwise determined by the Committee, the Final Award shall be settled in the form of a cash payment.
United Kingdom
Withholding of Taxes. Without limitation to Paragraph 6 of the Agreement, the Participant hereby agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by the Participant, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days after the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs may constitute an additional benefit to the Participant on which additional income tax and national insurance contribution may be payable. The Participant understands that the Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer for the value of any employee national insurance contribution due on this additional benefit, which may be recovered from the Participant’s by the Company or the Employer by any of the means referred to in Paragraph 6 of the Agreement.
Exclusion of Claim. The Participant hereby acknowledges and agrees that the Participant will have no entitlement to compensation or damages insofar as such entitlement arises or may arise from the Participant ceasing to have rights under or to be entitled to Performance Stock Units, whether or not as a result of termination of employment (whether such termination is in breach of contract or otherwise), or from the loss of diminution in value of the Performance Stock Units. Upon the grant of the Performance Stock Units, the Participant shall be deemed to have waived irrevocably such entitlement.